SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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O’Charley’s Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE CHUX OWNERSHIP PLAN
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS OF SHAREHOLDERS
PROXY SOLICITATION COSTS
DELIVERY OF SHAREHOLDER DOCUMENTS

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500

Dear Shareholder:

      It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O’Charley’s Inc. to be held at 9:00 a.m., local time, on Thursday, May 12, 2005, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee.

      At the meeting, shareholders will be asked to elect four directors to the company’s board of directors and to consider and act upon a proposal to amend the CHUX Ownership Plan to increase the number of shares of common stock authorized for issuance pursuant to the plan. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

      We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

      I look forward to seeing you on Thursday, May 12.

Sincerely,

Gregory L. Burns
Chairman of the Board and
Chief Executive Officer

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       As a shareholder of O’Charley’s Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Thursday, May 12, 2005, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:

1. To elect four Class III directors to hold office for a term of three years;

2. To consider and act upon a proposal to amend the CHUX Ownership Plan to increase the number of shares of common stock authorized for issuance pursuant to the plan; and

3. To transact such other business as may properly come before the annual meeting.

      Shareholders of record at the close of business on March 15, 2005 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

      You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By the Order of the Board of Directors

Lawrence E. Hyatt, Secretary

Nashville, Tennessee

April 14, 2005

O’CHARLEY’S INC.

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

PROXY STATEMENT

       The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 12, 2005, and at any adjournment or postponement thereof. The purposes of the annual meeting are to elect four Class III directors, to consider and act upon a proposal to amend the CHUX Ownership Plan to increase the number of shares of common stock authorized for issuance pursuant to the plan and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 14, 2005.

      Shareholders of record at the close of business on the record date, March 15, 2005, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

      The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 22,145,824 shares of the company’s common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote in the broker’s discretion on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter.

      Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the company’s board of directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly executing a proxy bearing a later date.

      The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. The proposal to amend the CHUX Ownership Plan and any other matters submitted to the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the annual meeting. The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. The following information is based solely upon information set forth in Schedules 13G filed by such persons with the Securities and Exchange Commission.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

Capital Research and Management Company	1,450,000 (1)	6.5%
333 South Hope Street
Los Angeles, CA 90071
Bank of America Corporation	1,355,299 (2)	6.1%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, North Carolina 28255
State Street Research & Management Company	1,105,320 (3)	5.0%
One Financial Center, 31st Floor
Boston, Massachusetts 02111

(1)	Capital Research, an investment advisor, reported that it has sole voting power with respect to no shares and sole dispositive power with respect to 1,450,000 shares.

(2)	Bank of America, the parent holding company of Fleet National Bank and Columbia Management Advisors, Inc., an investment advisor, reported that it has shared voting power with respect to 1,328,765 shares and shared dispositive power with respect to 1,355,299 shares.

(3)	State Street, an investment advisor, reported that is has sole voting and dispositive power with respect to 1,105,320 shares.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

      The company’s board of directors has approved a set of Corporate Governance Guidelines recommended by the company’s nominating and corporate governance committee. These guidelines address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The board of directors believes such guidelines to be appropriate for the company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the company’s Corporate Governance Guidelines on the “Investor Relations” section of the company’s website at www.ocharleysinc.com.

Director Independence

      The board has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the “NASD”):

William F. Andrews	Dale W. Polley
Richard Reiss, Jr.	G. Nicholas Spiva
John E. Stokely	H. Steve Tidwell
Robert J. Walker	Shirley A. Zeitlin

      During 2004, the independent directors met in executive session at which only independent directors were present following each of the regular quarterly meetings of the board. Richard Reiss, Jr. acted as the chair for the executive sessions.

Director Candidates

      The company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the company’s board of directors. The company’s board of directors has created a nominating and corporate governance committee whose responsibilities include assisting the board of directors in identifying qualified individuals to become board members, determining the composition of the board of directors and its committees, monitoring a process to assess board effectiveness and developing and implementing the company’s Corporate Governance Guidelines. The responsibility of the nominating and corporate governance committee is to recommend nominees who would be the most effective, in conjunction with the other members of the board, in collectively serving the long-term interests of the shareholders. The nominating and corporate governance committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific qualities or skills that are necessary for one or more of the directors to possess. Rather, the nominating and corporate governance committee may consider all factors it considers appropriate in its assessment of candidates for board membership, which may include:

•	ensuring that the board of directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, business knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission), and local and community ties;

•	individual qualifications, including strength of character, mature judgment, time availability, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and

•	the extent to which the candidate would fill a need on the board of directors.

      Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time.

Process for Identifying Candidates

      The nominating and corporate governance committee has no specifically defined process for identifying and evaluating nominees, but seeks to identify potential candidates for membership on the company’s board of directors through conversations with members of the board of directors, senior management and other constituencies. The nominating and corporate governance committee has engaged a third party search firm to identify or evaluate or assist in identifying or evaluating potential nominees. The nominating and corporate governance committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine to recommend them to the board of directors as nominees for re-election. Director nominees Richard Reiss, Jr., G. Nicholas Spiva, Shirley A. Zeitlin and Dale W. Polley are incumbent directors standing for re-election. The nominating and corporate governance committee assessed the nominees recommended for consideration as well as other possible candidates recommended by the chief executive officer, other members of the board and the search firm engaged by the committee. Following assessment of the candidates’ qualifications and suitability, the nominating and corporate governance committee recommended each of the nominees to the board of directors to be presented for shareholder approval at the annual meeting.

      The nominating and corporate governance committee also considers nominees proposed by the company’s shareholders in accordance with the provisions contained in the company’s bylaws. Nominations made by shareholders must be made by written notice setting forth the information required by the company’s bylaws received by the secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting, or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders for an election of directors at a special meeting. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

Code of Conduct and Business Ethics Policy

      The company has a Code of Conduct and Business Ethics Policy (the “code of conduct”) that applies to all of the company’s employees, officers and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with the Securities and Exchange Commission and other public communications by the company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code of conduct; and accountability for adherence to the code of conduct. Each director and employee is required to read and certify annually that he or she has read, understands and will comply with the code of conduct.

      Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the company is required to disclose whether it has adopted a code of ethics that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The company’s chief executive officer and senior financial officers are bound by the company’s code of conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics.

      A copy of the company’s code of conduct has been filed as Exhibit 14 to the company’s Annual Report on Form 10-K and can be obtained from the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASD. If such disclosure is made on the company’s website, it will be located in the “Investor Relations” section of the company’s website at www.ocharleysinc.com.

Communications with Members of the Board

      The company’s board of directors has established procedures for the company’s shareholders to communicate with members of the board of directors. Shareholders may communicate with any of the company’s directors by writing to them c/o O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Shareholders may also communicate with our directors by sending an email to boardofdirectors@ocharleys.com. Shareholders may communicate with the chair of any board committee by sending an email to auditchair@ocharleys.com (audit committee), nomgovchair@ocharleys.com (nominating and corporate governance committee) or compchair@ocharleys.com (compensation and human resources committee), or with our independent directors as a group by sending an email to outsidedirectors@ocharleys.com.

Board Member Attendance at Annual Meeting

      Pursuant to the company’s Corporate Governance Guidelines, each member of the board of directors should seek to attend the annual meeting of shareholders. All of the company’s incumbent directors attended the 2004 annual meeting of shareholders.

Director Stock Ownership Policy

      During 2004, the company’s board of directors adopted a policy that each director who has served on the board of directors for three years or more should own at least 12,750 shares of the company’s common stock. Each director was allowed a period of one year from the date of adoption of the policy to accumulate the requisite number of shares. Under the terms of the policy, the board may from time to time evaluate whether exceptions should be made based on the personal circumstances of any director.

Director Education Policy

      During 2004, upon the recommendation of the nominating and corporate governance committee, the company’s board of directors established a policy regarding continuing education for members of the board of directors. Under the terms of the policy, directors will be required to participate in at least eight hours of continuing education programs annually. Directors will be reimbursed for up to $2,500 for each program attended plus expenses.

PROPOSAL 1:  ELECTION OF DIRECTORS

      The company’s board of directors is divided into three classes, each class to be as nearly equal in number as possible. At each annual meeting, directors of the class whose term expires in that year are elected for a three-year term. Four directors will be elected at the annual meeting. Upon the recommendation of the nominating and corporate governance committee, the board of directors has nominated Richard Reiss, Jr., G. Nicholas Spiva, Shirley A. Zeitlin and Dale W. Polley as the four nominees for election as Class III directors for a three-year term expiring at the 2008 annual meeting and until their successors are elected and qualified. Each nominee is currently a director of the company and was elected as a director of the company by the shareholders at the 2002 annual meeting. The terms of the Class I and Class II directors will expire at the annual meeting in 2006 and 2007, respectively.

      Each nominee has consented to be a candidate and to serve, if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.

      The following table contains as of April 7, 2005 certain information concerning: (i) the current directors of the company, including the nominees; (ii) each of the named executive officers (as defined below); and (iii) the current directors and executive officers as a group.

					Shares of
					Common Stock
					Beneficially
					Owned on
		Director	Term		April 7,	Percent
Name	Age	Since	Expires	Position	2005(1)	of Class

Gregory L. Burns(2)	50	1990	2006	Chairman of the Board and Chief Executive Officer	423,839	1.9%
Steven J. Hislop	45	1998	2006	President and Chief Operating Officer; Director	239,667	1.1%
Lawrence E. Hyatt	50	—	—	Chief Financial Officer, Secretary and Treasurer	31,000	*
John R. Grady	52	—	—	Concept President — Ninety Nine Restaurant & Pub	4,358	*
Suzanne M. Osterberg	40	—	—	Chief Support Officer	68,059	*
Herman A. Moore, Jr.	53	—	—	President, Commissary Operations	42,826	*
Robert J. Walker(2)(3)	64	2000	2006	Director	55,500	*
William F. Andrews(4)	73	2004	2007	Director	10,625	*
John E. Stokely(4)	52	2004	2007	Director	5,625	*
H. Steve Tidwell(2)(5)	62	1988	2007	Director	85,500	*
Dale W. Polley(2)(3)(4)	55	2001	2005	Director	26,250	*
Richard Reiss, Jr.(2)(5)	61	1983	2005	Director	132,000	*
G. Nicholas Spiva(3)(5)	53	1985	2005	Director	55,650	*
Shirley A. Zeitlin(3)(5)	70	1996	2005	Director	42,000	*
All current directors and executive officers as a group (16 persons)					1,258,355	5.6%

*	less than one percent

(1)	Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: Gregory L. Burns — 153,838 shares; Steven J. Hislop — 91,227 shares; John R. Grady — 480 shares; Suzanne M. Osterberg — 42,387 shares; Herman A. Moore, Jr. — 27,890 shares; Richard Reiss, Jr. — 28,500 shares; G. Nicholas Spiva — 26,250 shares; H. Steve Tidwell — 26,250 shares; Shirley A. Zeitlin — 32,500 shares; Robert J. Walker — 22,500 shares; Dale W. Polley — 16,750 shares; and all current directors and executive officers as a group (16 persons) — 491,217 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Member of the executive committee.

(3)	Member of the nominating and corporate governance committee.

(4)	Member of the audit committee.

(5)	Member of the compensation and human resources committee.

      The following is a brief summary of the business experience of each of the directors of the company, including the nominees.

      Gregory L. Burns has served as Chairman of the Board and Chief Executive Officer since February 1994. Mr. Burns, a director since 1990, served as President from September 1996 to May 1999 and from May 1993 to February 1994, as Chief Financial Officer from October 1983 to September 1996, and as Executive Vice President and Secretary from October 1983 to May 1993. Mr. Burns is a director of Pinnacle Financial Partners, a bank holding company.

      Steven J. Hislop has served as President since May 1999, as Chief Operating Officer since March 1997 and as a director since March 1998. From March 1997 until May 1999, Mr. Hislop served as an Executive Vice President of the company. Mr. Hislop served as Senior Vice President — Operations from January 1993 to March 1997, and as Vice President — Operations from April 1990 to January 1993.

      Richard Reiss, Jr. is the Chairman of Georgica Advisors, LLC, a private investment management firm. From January 1982 to December 1996, Mr. Reiss was the Managing Partner of Cumberland Associates, Cumberland Partners, and Longview Partners, a private investment management firm and two domestic investment partnerships, respectively. Mr. Reiss is also a director of The Lazard Funds, Inc.

      G. Nicholas Spiva has served as President of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O’Charley’s restaurant prior to its acquisition by the company.

      H. Steve Tidwell has served as Chairman of SPFS, Inc., which operates 21 unaffiliated restaurants in five southern states, since January 2000 and served as President of SPFS from February 1991 to January 2000. From January 1987 to February 1991, Mr. Tidwell served as Secretary and Treasurer of SPFS. Mr. Tidwell served as Vice President of Real Estate and Construction at Shoney’s, Inc. from December 1978 to January 1987.

      Shirley A. Zeitlin has served as President and Chief Executive Officer of Shirley Zeitlin & Co. Realtors, a real estate brokerage firm, since 1979. Ms. Zeitlin has served as President and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as a director of numerous civic and charitable organizations.

      Robert J. Walker, an attorney, has been a partner in Walker, Bryant, Tipps & Malone, a law firm, since January 2000. From time to time, the company has engaged Walker, Bryant, Tipps & Malone to provide legal services to the company. Prior to forming Walker, Bryant, Tipps & Malone, Mr. Walker served in various capacities, including as a member, with Bass, Berry & Sims PLC, the company’s outside general counsel, for over 31 years.

      Dale W. Polley is currently retired. Mr. Polley was a founder in February 2000 of Pinnacle Financial Partners, a bank holding company, and serves as a member of its Board of Directors. Mr. Polley served as a Director for the Federal Reserve Bank of Atlanta, Nashville Branch from January 1995 to December 2001. Mr. Polley served as President and Vice Chairman of First American Corporation, a bank holding company, from 1991 to 2000.

      William F. Andrews has served as chairman of the board of directors of Corrections Corporation of America, an owner and operator of privatized correctional and detention facilities, since August 2000. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995 and is currently the chairman of the board of directors of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines. Mr. Andrews served as the chairman of Scovill Fasteners Inc., a manufacturing company, from 1995 to 2001 and served as the chairman of Northwestern Steel and Wire Company, a manufacturing company, from 1998 to 2001. Mr. Andrews also currently serves as a director of Black Box Corporation and Trex Corporation.

      John E. Stokely is currently a self-employed business consultant. Mr. Stokely was the president, chief executive officer and chairman of the board of directors of Richfood Holdings, Inc., a retail food chain and wholesale grocery distributor, from January 1997 until August 1999. Mr. Stokely served on the board of directors and as president and chief operating officer of Richfood Holdings, Inc. from April 1995 to January 1997 and served as executive vice president and chief financial officer from 1990 to April 1995. Mr. Stokely also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products, Transaction Systems Architects, Inc., a provider of enterprise e-payments and e-commerce solutions, and Performance Food Group Company, a marketer and distributor of national and private label food and food-related products.

      The board of directors held seven meetings during the fiscal year ended December 26, 2004. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served.

Board Committees

      The board of directors has standing executive, audit, compensation and human resources and nominating and corporate governance committees. The membership and functions of the committees are as follows:

      Executive Committee — This committee exercises all the powers of the board of directors between scheduled meetings of the board of directors, subject to certain limitations of Tennessee law. Members of the executive committee are Messrs. Burns, Polley, Reiss, Tidwell and Walker. The executive committee held eight meetings during 2004.

      Audit Committee — The company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Members of the audit committee are Messrs. Polley, Andrews and Stokely, each of whom is “independent,” as defined by the applicable rules of the Securities and Exchange Commission and the NASD’s listing standards. The audit committee operates pursuant to the terms of a written Audit Committee Charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix A and is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. The Audit Committee Charter requires that the audit committee have at least one member who has accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The board of directors has determined that Dale W. Polley is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission and is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

      The audit committee ensures that the financial affairs of the company are subject to proper, effective and continuing independent audits and control procedures. The audit committee also approves the selection, evaluation and compensation of the company’s independent registered public accounting firm, confers independently with the company’s independent registered public accounting firm, serves as a liaison between the board of directors and the company’s independent registered public accounting firm, and reviews various corporate policies, including those relating to accounting and internal control matters.

      Pursuant to the Audit Committee Charter, company management, internal auditors, the independent registered public accounting firm, outside counsel and other consultants or advisors may attend each meeting or portions thereof as required by the audit committee. The audit committee held twelve meetings in 2004.

      Compensation and Human Resources Committee — This committee evaluates the performance of the company’s officers, reviews and approves compensation for officers, establishes bonuses for the company’s management, administers the company’s stock incentive plans and reviews significant human resources processes for the company to ensure the overall personnel needs of the company are being met. The compensation and human resources committee operates pursuant to the terms of a written Compensation and Human Resources Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. Members of the compensation and human resources committee are Messrs. Reiss, Spiva and Tidwell and Ms. Zeitlin, each of whom is independent as defined by the listing standards of the NASD. The compensation and human resources committee held three meetings during 2004.

      Nominating and Corporate Governance Committee — This committee assists the board of directors in identifying qualified individuals to become board members, in determining the compositions of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the company’s corporate governance guidelines. The nominating and corporate governance committee is also responsible for developing and recommending to the board of directors an annual self-evaluation process for the board and its committees and overseeing the annual self-evaluation process. The nominating and corporate governance committee operates pursuant to the terms of a written Nominating and Corporate Governance Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. Members of the nominating and corporate governance committee are Messrs. Walker, Polley and Spiva and Ms. Zeitlin, each of whom is independent as defined by the listing standards of the NASD. The nominating and corporate governance committee held six meetings during 2004.

Director Compensation

      During 2004, non-employee directors received an annual retainer of $15,000 payable in cash in advance, a fee of $3,000 for each board of directors meeting attended in person, a fee of $3,000 for each committee meeting attended in person (other than executive committee meetings), and a fee of $500 for each board of directors meeting or committee meeting in which the director participated by telephone (other than executive committee meetings), and were reimbursed for travel expenses associated with serving as a director. In addition, each non-employee member of the executive committee was paid a fee of $3,000 per quarter. Directors who served as chairs of each of the audit committee, compensation and human resources committee and nominating and corporate governance committee received an annual fee of $4,000 payable in cash in quarterly installments. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2004 fiscal year was $390,750.

      Beginning with the 2004 fiscal year, each non-employee director will receive a grant of 5,625 shares of restricted stock under the terms of the 2000 Stock Incentive Plan on the date of his or her initial election or appointment to the board. These shares will vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant. In addition, beginning with the 2004 fiscal year, on the date of each annual meeting, each non-employee director who will continue as a director following such meeting receives a grant of 3,000 shares of restricted stock under the terms of the 2000 Stock Incentive Plan. These shares will vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant.

      The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company’s shareholders and the financial abilities of the company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 26, 2004, except that each of Messrs. Tidwell and Spiva filed a Form 4 reporting one transaction that was not reported on a timely basis relating to the exercise of stock options; Mr. Moore filed a Form 4 reporting two transactions that were not reported on a timely basis relating to the exercise of stock options and sale of shares of common stock obtained upon exercise thereof; Charles F. Doe, Jr., the company’s former Concept President — Ninety Nine Restaurant & Pub, filed a Form 4 reporting six transactions that were not reported on a timely basis relating to the acquisition from the company of shares of common stock in January 2004 and subsequent sale of those shares on the same date in April 2004 at different prices; and John W. Stokes, Jr., a former director of the company, filed a Form 5 reporting one transaction that was not reported on a timely basis relating to the exercise of stock options.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation paid or accrued by the company during the three fiscal years ended December 26, 2004 for (i) the chief executive officer of the company, (ii) the four other most highly compensated executive officers of the company and (iii) Lawrence E. Hyatt, who was appointed to serve as the company’s Chief Financial Officer, Secretary and Treasurer effective November 15, 2004 (collectively, the “named executive officers”).

Summary Compensation Table

				Long-Term Compensation

				Awards		Payouts

		Annual Compensation		Restricted	Securities
Name and				Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary($)	Bonus($)	Awards($)	Options(#)(1)	Payouts($)(2)	Compensation($)(3)

Gregory L. Burns	2004	474,960	300,000	—	—	—	23,249
Chairman of the Board	2003	474,960	—	—	79,200	130,833	7,052
and Chief Executive	2002	424,960	590,000	—	—	—	61,388
Officer
Steven J. Hislop	2004	354,960	198,000	—	—	—	16,589
President and	2003	354,960	—	—	42,240	102,933	5,310
Chief Operating Officer	2002	344,960	400,000	—	—	—	45,096
Lawrence E. Hyatt(4)(5)	2004	20,000	—	195,690	—	—	—
Chief Financial Officer,
Secretary, and Treasurer
John R. Grady(6)	2004	255,641	103,764	—	—	—	87,001
Concept President — Ninety	2003	155,800	29,086	—	24,000	—	85,345
Nine Restaurant & Pub
Suzanne M. Osterberg	2004	209,132	74,750	—	—	—	8,516
Chief Support	2003	168,888	—	—	10,880	18,083	2,533
Officer	2002	145,088	92,828	—	—	—	11,029
Herman A. Moore, Jr.	2004	213,325	43,875	—	—	—	7,716
President, Commissary	2003	183,902	—	—	11,220	38,381	3,473
Operations	2002	161,743	170,000	—	—	—	20,228

(1)	Number of stock options granted under the company’s stock option plans.

(2)	Represents the value of stock issued upon the vesting of a portion of restricted stock units awarded in February 2002 based on the company achieving targeted earnings per share in fiscal 2002. The value of the payout is based upon the closing price of the company’s common stock of $22.16 on February 4, 2003, the date the compensation and human resources committee determined that the fiscal 2002 targets had been met. The restricted stock units were issued pursuant to the company’s 2000 Stock Incentive Plan. The restricted stock units were capable of vesting in three equal, annual installments in the event the company achieved annual targets for earnings per share established by the compensation and human resources committee. Persons holding restricted stock units were not entitled to receive dividends prior to the date of vesting. None of the restricted stock units granted in February 2002 vested in 2004 based on the company not meeting the targeted earnings per share established by the compensation and human resources committee for fiscal 2003. In addition, none of the restricted stock units granted in February 2002 vested in 2005 based on the company not meeting the targeted earnings per share established by the compensation and human resources committee for fiscal 2004. The number of restricted stock units originally issued to the named executive officers were 17,714 to Mr. Burns, 13,935 to Mr. Hislop, 2,450 to Ms. Osterberg and 5,196 to Mr. Moore.

(3)	Includes amounts contributed by the company to the company’s deferred compensation plan and 401(k) plan. In addition, with respect to Mr. Grady, includes $76,219 and $75,453 for 2004 and 2003, respectively, paid to Mr. Grady under the company’s agreement with the former owners of Ninety Nine Restaurant & Pub to pay a total of $1.0 million per year, plus accrued interest, through 2007 to certain key employees of Ninety Nine who continue to be employed at the time of such payments.

(4)	Mr. Hyatt became the company’s Chief Financial Officer, Secretary and Treasurer on November 15, 2004. For a summary of his compensation, see “Agreements with Lawrence E. Hyatt” below.

(5)	In connection with his employment by the company, the company awarded 11,000 shares of restricted stock to Mr. Hyatt on November 15, 2004 that will vest ratably over three years. Mr. Hyatt will be entitled to receive any dividends paid on the shares of restricted stock. The closing price of the company’s common stock on the date of grant was $17.79. The value of the shares of restricted stock, based upon the closing price of the company’s common stock of $19.14 at December 23, 2004 was

$210,540. These shares of restricted stock represent the aggregate shares of non-performance based restricted stock held by Mr. Hyatt as of December 26, 2004. In connection with his employment, the company awarded an additional 20,000 shares of performance based restricted stock to Mr. Hyatt on November 15, 2004 that will vest, if at all, over three years dependent upon meeting cumulative earnings per share targets established by the company’s compensation and human resources committee. The value of any portion of this performance based restricted stock award which vests, if any, will be reflected in the Summary Compensation Table in the year in which such vesting occurs.

(6)	Mr. Grady became an employee of the company on January 27, 2003, the date the company acquired Ninety Nine Restaurant & Pub.

Option Grants In Last Fiscal Year

      The company did not grant any options to the named executive officers during the fiscal year ended December 26, 2004.

Aggregated Option Exercises and Year-End Value Table

      The following table provides information with respect to exercises by the named executive officers during the fiscal year ended December 26, 2004 of options to purchase shares issued pursuant to the company’s stock option plans and information with respect to unexercised options to purchase shares held by the named executive officers as of December 26, 2004. Mr. Hyatt has not held or exercised options to purchase shares of the company’s common stock.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares		December 26, 2004		December 26, 2004($)(1)
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory L. Burns	90,000	980,100	134,038	90,162	720,383	182,517
Steven J. Hislop	45,000	490,050	80,667	54,073	418,971	127,129
John R. Grady	—	—	480	23,520	—	—
Suzanne M. Osterberg	—	—	39,667	26,213	180,826	55,044
Herman A. Moore, Jr.	10,000	97,860	25,085	21,135	111,439	75,261

(1)	Based on the closing price of the company’s common stock on the Nasdaq National Market on December 23, 2004 ($19.14).

Long-Term Incentive Plans — Awards in Last Fiscal Year

      The following table provides information with respect to awards (other than stock options) granted to the named executive officers pursuant to long-term incentive plans during the fiscal year ended December 26, 2004. Mr. Grady was not granted any awards pursuant to long-term incentive plans during the fiscal year ended December 26, 2004.

			Estimated Future Payouts
		Performance or	Under Non-Stock
	Number of	Other Period	Price-Based Plans(#)
	Shares, Units	Until Maturation
Name	or Other Rights(1)	or Payout	Threshold	Target	Maximum

Gregory L. Burns	44,295	12/29/03-12/30/07	(1)	(1)	44,295
Steven J. Hislop	23,624	12/29/03-12/30/07	(1)	(1)	23,624
Lawrence E. Hyatt	20,000	12/27/04-12/30/07	(1)	(1)	20,000
Suzanne M. Osterberg	7,416	12/29/03-12/30/07	(1)	(1)	7,416
Herman A. Moore, Jr.	7,416	12/29/03-12/30/07	(1)	(1)	7,416

(1)	Shares of performance based restricted stock that vest, in the case of Messrs. Burns, Hislop and Moore and Ms. Osterberg, over a four year period following the date of grant dependent upon the company meeting certain levels of cumulative growth in earnings per share. If the cumulative annual performance targets are achieved, up to 18.75% of the awards may vest in each of the first, second and third years and all unvested amounts may vest upon meeting the cumulative performance target in the fourth year. Any unvested amounts at the end of the fourth year will automatically be forfeited.

The shares of performance based restricted stock awarded to Mr. Hyatt vest over a three year period following the date of grant dependent upon the company meeting certain levels of cumulative growth in earnings per share. If the cumulative annual performance targets are achieved, up to 18.75% of the awards may vest in each of the first and second years and all unvested amounts may vest upon meeting the cumulative performance target in the third year. Any unvested amounts at the end of the third year will automatically be forfeited. With respect to each of the awards, in the event that either the employment of the individual by the company is terminated for any reason or, for any reason, the individual ceases to remain employed by the company in the same position the individual held on the date of grant (or a substantially equivalent or higher position), no further vesting of restricted stock shall occur.

Equity Compensation Plans

      The table below sets forth the following information as of December 26, 2004 with respect to the compensation plans (including individual compensation arrangements) under which the company’s equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by the company’s security holders and (ii) all compensation plans not previously approved by the company’s security holders:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities remaining available for future issuance under the plans.

      In addition to options, warrants and rights, the company’s stock incentive plan allows awards to be made in the form of restricted stock or other forms of equity-based compensation. Shares of restricted stock previously issued by the company are not reflected in the table below.

      Except as noted in the following sentence, all of the company’s stock compensation plans have been approved by the company’s shareholders. In November 2004, the company granted Lawrence E. Hyatt, the company’s Chief Financial Officer, Secretary and Treasurer, an aggregate of 11,000 shares of restricted stock that will vest ratably over three years and 20,000 shares of restricted stock that will vest over three years dependent upon the company meeting cumulative earnings per share targets which were established by the company’s compensation and human resources committee. These restricted stock awards constitute inducement awards under NASDAQ Marketplace Rule 4350 and, accordingly, were not approved by the company’s shareholders.

Number of
securities
remaining available
	Number of	Weighted-	for future issuance
	securities to be	average exercise	under equity
	issued upon	price of	compensation
	exercise of	outstanding	plans (excluding
	outstanding	options,	securities reflected
	options, warrants	warrants and	in the first
Plan category	and rights	rights	column)

Equity compensation plans approved by security holders	3,223,349	$17.23	542,743
Equity compensation plans not approved by security holders	0	0	0
Total	3,223,349	$17.23	542,743

Change in Control Agreements

      The company has entered into Severance Compensation Agreements with each of Messrs. Burns, Hislop and Hyatt. Each severance agreement terminates upon the earliest of (i) three years from the date of the agreement if no change in control (as such term is defined in the severance agreements) has occurred, (ii) termination of the executive’s employment as a result of death, disability, retirement, or cause (as such terms are defined in the severance agreements), or by the executive other than for good reason (as such term is defined in the severance agreements), and (iii) 24 months from the date of a change in control, in the case of Mr. Burns, and 18 months from the date of a change in control, in the case of Messrs. Hislop and Hyatt. Upon a change in control of the company, the executive is entitled to a lump sum payment if he is terminated within 24 months, in the case of Mr. Burns, and 18 months, in the case of Messrs. Hislop and Hyatt, of such change in control other than for cause, disability, or retirement (as such terms are defined in the severance agreements) or if he terminates employment with the company following a change in his position, duties, responsibilities or status with the company, a reduction in his base salary, or a relocation of the company’s principal executive offices during the term of the severance agreement. In the event of such termination, Mr. Burns’ agreement provides that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) three times the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) three times the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. The agreements for each of Messrs. Hislop and Hyatt provide that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In no event, however, shall the lump sum severance payment, either alone or together with other payments which the executive has the right to receive from the company, exceed an amount which would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Agreements with Lawrence E. Hyatt

      In connection with his employment as the company’s Chief Financial Officer, Secretary and Treasurer, the company entered into a Letter Agreement, a Non-Compete/Severance Letter Agreement and a Severance Compensation Agreement with Lawrence E. Hyatt.

      Under the terms of the agreement with Mr. Hyatt, his annual base salary will be $350,000 and he will be eligible to receive an annual incentive bonus for fiscal 2005 ranging from 0% to 120% of his base salary based on the company meeting certain performance criteria to be established by the compensation and human resources committee. The company has agreed to provide Mr. Hyatt with an annual car allowance of $25,000 and he will be eligible to receive all management level employee benefits. The company has also agreed, subject to limitations, to pay for or reimburse him for his costs (on an after tax basis) to relocate to the Nashville area.

      In connection with his employment, the company also granted Mr. Hyatt an aggregate of 11,000 shares of restricted stock that will vest ratably over three years and 20,000 shares of restricted stock that will vest over three years in the event the company meets certain cumulative earnings per share targets which were established by the compensation and human resources committee.

      In partial consideration for Mr. Hyatt’s agreement to refrain from competing with the company during the term of his employment and for a period of 12 months following the termination of his employment, the company has agreed to make certain severance payments to him in the event that his employment is terminated without cause (as defined in the Non-Compete/Severance Letter Agreement) or he terminates employment with good reason (as defined in the Non-Compete/Severance Letter Agreement). If such a termination occurs, Mr. Hyatt will be entitled to salary continuation for a period of 12 months, payment of his target bonus amount for the fiscal year in which the date of termination occurs and, subject to limitations, continuation of employee benefits for a period of 12 months.

      Mr. Hyatt is also party to a Severance Compensation Agreement with the company. See “Change in Control Agreements” for a description of the terms of the Severance Compensation Agreement.

Compensation Committee Interlocks

      During fiscal year 2004, the compensation and human resources committee of the board of directors was composed of Messrs. Reiss, Spiva and Tidwell and Ms. Zeitlin. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among the company’s executive officers, members of the compensation and human resources committee or entities whose executives serve on the board of directors or the compensation and human resources committee that require disclosure under applicable Securities and Exchange Commission regulations.

Compensation and Human Resources Committee Report

      The company’s executive compensation program is administered by the compensation and human resources committee, which is composed of four non-employee directors of the company. The compensation and human resources committee is responsible for overseeing the company’s overall compensation structure, policies and programs and approves compensation actions involving the senior management of the company, including the named executive officers, and establishes all compensation for the chief executive officer. The committee also approves long-term incentive awards for the named executive officers and other key employees of the company, and reviews and administers the cash and equity incentive compensation and other compensation plans of the company. Committee members have direct access to independent compensation consultants and outside survey data. The committee reports regularly to the board of directors on its activities.

      Under the supervision of the compensation and human resources committee, the company has developed and implemented compensation policies, plans and programs that are intended to enhance the profitability of the company by aligning the financial interests of the company’s management with those of its shareholders. In furtherance of these goals, the company relies on a combination of base salaries, cash bonuses and long-term stock based incentive compensation to attract and retain senior management of outstanding abilities and to motivate them to perform to the full extent of their abilities.

      At the end of fiscal 2002, the committee undertook an extensive strategic review of the company’s compensation strategy for its senior management with the assistance of an independent compensation consultant. Based on this review, the committee adopted a compensation strategy designed to ensure that members of senior management are rewarded appropriately for their contribution to company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. To that end, base salaries are set below the competitive market, but with annual bonuses and long-term incentives resulting in compensation approximating competitive markets if targeted goals are met and in excess of competitive markets when performance meets superior targets established by the committee. Following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the committee with regard to fiscal 2004 compensation for the named executive officers, including Mr. Burns.

      Annual Compensation. Annual total cash compensation for senior management consists of base salary and a cash bonus. Setting of annual salaries in fiscal 2004 for the named executive officers was based on a review by the committee of targeted performance criteria, recommendations by the company’s chief executive officer and a review and analysis provided by an independent compensation consultant of the levels of compensation paid to senior executives by a peer group of comparable restaurant companies. Based on this review, the company’s financial performance being below expectations in 2003, the committee’s analysis of the performance of the senior management team and the recommendations of the company’s chief executive officer, the committee determined to maintain base salaries for Mr. Burns and Mr. Hislop in 2004 at the same level as in 2003. Pursuant to the committee’s action, Ms. Osterberg received a $35,000 increase in base salary and Mr. Moore received a $30,000 increase in base salary. Upon his appointment as the company’s Concept President — Ninety Nine Restaurant & Pub in April 2004, Mr. Grady’s salary was set at $244,972.

      Based on the committee’s evaluation of the company’s compensation strategy, the committee approved a cash bonus program for 2004 pursuant to which the committee assigned a target bonus for each member of senior management as a percentage of his or her base salary. The actual bonus would be earned based on attaining specified corporate, division (O’Charley’s, Ninety-Nine, Stoney River or Commissary) and/or individual criteria. The corporate targets were based on meeting threshold, target or superior levels of earnings per share and the division targets were based on meeting threshold, target or superior levels of operating income for the particular division. For members of senior management whose bonus was in part based on attaining individual criteria, these criteria were tailored to the individual officer, recommended to the committee by the chief executive officer and reviewed and approved by the committee. Mr. Burns’ cash bonus eligibility was based solely on the attainment of the corporate targets while bonuses for other members of senior management were based on a combination of corporate and individual targets and/or, when applicable, division targets. For 2004, the company exceeded the threshold level of earnings per share, achieved the targeted level of operating income for the O’Charley’s division, exceeded the threshold level of operating income for the Ninety Nine division, exceeded the superior level of operating income for the Stoney River division and did not achieve the threshold level of operating income for the Commissary division. Based on this analysis, the committee approved cash bonuses in respect of 2004 for Mr. Burns of $300,000, Mr. Hislop of $198,000, Mr. Grady of $103,764, Ms. Osterberg of $74,750 and Mr. Moore of $43,875. Mr. Hyatt was not eligible for a bonus for fiscal 2004.

      Long-Term Incentive Program. Based on the strategic review undertaken by the committee, the committee established a long-term incentive program for senior management consisting of performance based restricted stock and performance accelerated restricted stock granted pursuant to the company’s stock incentive plan. In 2004, the committee determined that an estimated 80% of the long-term incentives for senior management would come in the form of performance based restricted stock. Awards of performance based restricted stock vest over a three or four year period, dependent upon cumulative growth in earnings per share. The remaining long-term incentives for senior management consisted of performance accelerated restricted stock. Awards of performance accelerated restricted stock have an initial vesting period of six years which can be accelerated to three, four or five years from the date of grant based on the company’s total shareholder return compared to the S&P 500 Restaurant Index used in the company’s shareholder return performance graph. These grants provide four years worth of target awards and it is contemplated that a new grant will be made concurrent with the vesting determination (anywhere from three to six years from the date of grant).

      Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the company’s chief executive officer and four other most highly paid executive officers. Compensation paid to these officers in excess of $1,000,000 that does not qualify as “performance-based” under Section 162(m) cannot be claimed by the company as a tax deduction. The compensation committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify the company’s long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Based on the applicable tax regulations, any taxable compensation derived from awards granted pursuant to the company’s stock incentive plans should qualify as performance-based for purposes of Section 162(m). Because the amount and mix of individual compensation are based on competitive considerations as well as company and individual performance, executive officer compensation for purposes of Section 162(m) may exceed $1,000,000 in a given year. While the committee considers the tax implications of its compensation decisions, the committee believes its primary focus should be to implement compensation strategies designed to attract, retain and motivate executives.

      The tables set forth under “Executive Compensation,” and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Richard Reiss, Jr.       G. Nicholas Spiva       H. Steve Tidwell       Shirley A. Zeitlin

SHAREHOLDER RETURN PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the unaudited total return on the company’s common stock against the cumulative annual total return of the Nasdaq Stock Market Total Return Index and the S&P 500 Restaurant Index commencing at the market close on December 23, 1999 and ending December 26, 2004. The following graph assumes that the value of the investment in the company’s common stock and each index was $100 at the market close on December 23, 1999 and that all dividends were reinvested.

	12/99	12/00	12/01	12/02	12/03	12/04

O’Charley’s Inc.	100	153	155	172	148	165
NASDAQ Stock Market Index	100	60	45	26	39	41
S&P 500 Restaurant Index	100	90	81	62	92	132

CERTAIN TRANSACTIONS

      During 2001, the company paid a portion of the cash bonuses to its executive officers on a quarterly basis and paid $162,500 to Mr. Burns, $127,500 to Mr. Hislop, $74,000 to William E. Hall, Jr., the company’s former President, O’Charley’s Concept, and $32,000 to Mr. Moore through the third quarter of 2001 as an advance on the cash bonuses that the company expected to pay for 2001. As a result of the difficult economic environment faced by the company and the responses taken by the company to maintain its market share, the company did not achieve the targeted level of earnings during 2001 necessary for the payment of cash bonuses to these executive officers. Each of the executive officers agreed to repay the amounts paid to such officer as cash bonus during 2001. The loans had a three-year term with principal and accrued interest, at the rate of 5% per annum, payable on February 12, 2005. The loans were secured by restricted stock units of the company held by the officers. During 2004, the maximum amount of indebtedness of the executive officers to the company was $185,893 for Mr. Burns, $162,086 for Mr. Hislop, $84,653 for Mr. Hall and $36,607 for Mr. Moore. Each of these loans were paid in full on February 12, 2005.

      On January 27, 2003, the company acquired the business of Ninety Nine Restaurant & Pub from entities owned by Charles F. Doe, Jr., the company’s former President, Ninety Nine Restaurant and Pub Concept, and members of his immediate family. The total purchase price paid in the transaction was $116.0 million in cash and 2,352,941 shares of the company’s common stock. The company paid the entire cash purchase price and issued 941,176 shares of common stock on the closing date. The purchase price was subject to adjustment based on any change in the actual consolidated net book value of the Ninety Nine Restaurant and Pub concept from that estimated at the closing. On December 11, 2003, the company entered into an agreement with the former owners of Ninety Nine Restaurant & Pub (including Mr. Doe) to reflect the adjustment in the purchase price. Pursuant to the terms of the agreement, the number of shares of the company’s common stock required to be delivered by the company to the former owners on the first anniversary of the closing was reduced from 407,843 shares to 390,586 shares. The company issued an additional 407,843 shares of common stock in January 2005 and is obligated to issue an additional 407,843 shares of common stock on the third anniversary of the closing date and 94,118 shares on each of the fourth and fifth anniversaries of the closing date. In connection with the transaction, as amended by the terms of the agreement:

•	Charles F. Doe, Jr. received 55,836 shares of common stock on the closing date, 90,138 shares of common stock in January 2004, 94,117 shares of common stock in January 2005 and will receive an aggregate of 271,896 shares of the company’s common stock over the next three years;

•	a corporation in which Charles F. Doe, Jr. owned a one-third ownership interest received $56,518,800 in cash at closing; and

•	a limited liability company in which Charles F. Doe, Jr. owned a one-sixth interest received $59,481,200 in cash and 773,670 shares of common stock at closing.

      On October 29, 2004, the company entered into a Severance Agreement and General Release with A. Chad Fitzhugh, the company’s former Chief Financial Officer, Secretary and Treasurer. Under the terms of the agreement, and in partial consideration for Mr. Fitzhugh’s agreement to refrain from engaging in certain competing activities until after April 30, 2006, the company will provide him with eighteen months of salary continuation, including car and gas allowance, at the rate of $4,903.08 per week, to be paid weekly for the period from the effective date of the agreement to April 30, 2006. In addition, if Mr. Fitzhugh elects COBRA health insurance coverage, the company has agreed to pay the premiums for such coverage through October 31, 2005. The company also agreed to reimburse Mr. Fitzhugh for the fees of legal counsel engaged by him to review the agreement, in an amount not to exceed $3,500.

      Under the terms of the agreement, the company also agreed to accelerate the vesting of 4,444 shares of restricted stock held by Mr. Fitzhugh and to extend until October 31, 2005 the time within which he may exercise certain employee stock options held by him (to the extent exercisable on the effective date of the agreement).

      On June 24, 2004, the company entered into a Severance Agreement and General Release with William E. Hall, Jr., the company’s former President, O’Charley’s Concept. Under the terms of the agreement, and in partial consideration for Mr. Hall’s agreement to refrain from soliciting or hiring certain of the company’s employees until after June 26, 2006, the company will provide him with fourteen months of salary continuation, including car and gas allowance, at the rate of $4,614.62 per week, to be paid weekly for the period from the effective date of the agreement to August 28, 2005. In addition, if Mr. Hall elects COBRA health insurance coverage, the company has agreed to pay the premiums for such coverage through June 26, 2005. The company also agreed to reimburse Mr. Hall for the fees of legal counsel engaged by him to review the agreement, in an amount not to exceed $3,000.

      Under the terms of the agreement, the company also agreed to accelerate the vesting of 3,462 shares of restricted stock held by Mr. Hall and to extend until June 30, 2005 the time within which he may exercise certain employee stock options held by him (to the extent exercisable on the effective date of the agreement).

PROPOSAL 2:  APPROVAL OF THE AMENDMENT TO THE

CHUX OWNERSHIP PLAN

Introduction

      The company believes that broad-based ownership of equity interests in the company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the company. In order to encourage ownership of the company’s common stock by its employees, the board of directors and shareholders of the company previously approved the CHUX Ownership Plan. The board of directors has reviewed the CHUX Ownership Plan and has concluded that, in order to encourage increased participation in the plan by the company’s employees, the company should amend the plan to increase the number of shares authorized for issuance under the plan from 675,000 shares to 1,350,000 shares. A copy of the proposed amendment to the CHUX Ownership Plan is set forth as Appendix B to this proxy statement.

      The CHUX Ownership Plan, as proposed to be amended, is described below.

Summary of Material Provisions of the CHUX Ownership Plan, as amended

      The following is a summary of the material provisions of the CHUX Ownership Plan, as proposed to be amended.

      Participation; Awards Under the Plan. Pursuant to the plan, all employees of the company and its subsidiaries (including executive officers of the company) on the next commencement date (as defined in the plan) following their date of employment may elect to deduct from their compensation an after-tax amount of not less than $5.00 and up to 15% of their base pay (as defined in the plan) each payroll period. The dollar amount deducted is credited to the participant’s contribution account (as defined in the plan). In addition, a participant is permitted to make one lump sum contribution during each plan period, as long as the total aggregate amount of salary deductions and the lump sum contribution does not exceed 15% of the participant’s base pay per month on the commencement date multiplied by three. On the exercise date (the last trading day of each plan period), the amount deducted from each participant’s salary and any additional amounts contributed on a lump-sum basis over the course of the period will be used to purchase the maximum number of shares of common stock at a purchase price (the “exercise price”) equal to the lesser of (a) 85% of the closing market price of the shares of common stock on the exercise date; or (b) 85% of the average of the closing market price of the shares of common stock on the grant date (the first trading date of each three-month period) and the closing market price of the common stock on the exercise date for such period. On an exercise date, all options shall be automatically exercised, except for persons whose employment has terminated or who have withdrawn all contributions. Options granted under the plan are subject to the following limitations: (i) the maximum number of shares of common stock which may be purchased by any participant on exercise dates, within any calendar year, shall be equal to the lesser of (a) 2,500 shares of common stock or (b) common stock having a market value of $25,000, as determined based on the closing market price on the grant date for the plan period during which each share of common stock is purchased; (ii) no option may be granted to a participant who immediately after such grant would own 5% or more of the common stock of the company; and (iii) no participant may assign, transfer or otherwise alienate any options granted to him, except by will or the laws of descent and distribution, and such options must be exercised during the participant’s lifetime only by him.

      At December 26, 2004, the company and its subsidiaries had approximately 22,157 employees who were eligible to participate in the plan. Non-employee directors of the company and holders of 5% or more of the outstanding shares of common stock are not eligible to participate in the Plan.

      Administration. The plan will be administered by a plan administrator. The plan administrator is currently the compensation and human resources committee of the board of directors.

      Upon termination of a participant’s employment, the employee shall cease being a participant under the plan, and the balance of the employee’s contribution account shall be paid to the participant as soon as practical after termination. Any option granted to such a participant shall be null and void from the date of termination. Upon the death, retirement or disability of a participant, the participant, or his legal representative, may withdraw the balance in his contribution account or may have the accumulated balance used to purchase stock under the plan. Any remaining money which is insufficient to purchase a whole share will be returned to the participant or his legal representative.

      Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the company’s structure affecting the common stock, appropriate adjustments will be made by the plan administrator, subject to direction by the board of directors, in the number of shares reserved for issuance under the plan and the calculation of the exercise price.

      Amendment. Without the approval of the shareholders of the company, the plan may not be amended to increase the number of shares reserved under the plan (except pursuant to certain changes in the capital structure of the company). All other amendments, including termination of the plan, may be made without shareholder approval.

      Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

      A holder will not recognize income for Federal tax purposes on account of the initial discount when shares are purchased. Instead, income may be recognized when a holder disposes of his or her stock.

      If shares of stock are disposed of before a statutory holding period is met, ordinary income is recognized in the calendar year of disposition in an amount equal to the difference between the price paid for the shares and the market value of the shares on the date such shares were purchased. If shares are disposed of after meeting the holding period requirement, the holder receives ordinary taxable income in the calendar year of disposition equal to the lesser of (i) the original 15% discount on the shares assuming the stock had been purchased on the grant date or (ii) the excess of the fair market value of such shares of common stock on the day of disposition over the price paid for such shares. In either case, (i) if a holder’s disposition is by gift, such holder will have no further income tax consequences and (ii) in the case of a sale of such shares, the difference between the net proceeds on the date of disposition and the holder’s tax basis in such shares (including ordinary income recognized in the disposition) will be taxable as capital gain or loss.

      If an employee leaves contributions in the plan to purchase common stock after he or she retires, the tax consequences depend on whether the termination date is within three months of the exercise date. If the termination date is not more than three months prior to the exercise date, the tax consequences are as described above. However, if the termination date is more than three months prior to the exercise date, the holder is treated as exercising a non-qualified option and is taxed on the exercise date on the excess of market value of the stock on that date over the price paid.

      If approved by the shareholders, the amendment will become effective as of May 12, 2005.

      The proposal to approve the amendment to the CHUX Ownership Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against it.

The Board of Directors recommends that you vote “FOR” the proposal to approve the amendment to the CHUX Ownership Plan.

AUDIT COMMITTEE REPORT

      The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the Securities and Exchange Commission and the listing standards of the National Association of Securities Dealers. Currently, the members of the audit committee are Dale W. Polley, William F. Andrews and John E. Stokely.

      The audit committee operates under a written charter adopted by the board of directors, a copy of which is included as Appendix A to this proxy statement. The audit committee reviews the company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the company’s financial statements and financial reporting process, including assessing the effectiveness of the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of the company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles, evaluating and reporting on the fairness of management’s assessment of the company’s internal control over financial reporting and auditing and reporting on the effectiveness of the company’s internal control over financial reporting.

      The audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Specifically, the audit committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with them their independence from the company and its management. The audit committee has considered whether the independent registered public accounting firm’s provision of any non-audit services to the company is compatible with the registered public accounting firm’s independence.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 26, 2004, for filing with the Securities and Exchange Commission.

Dale W. Polley (Chair)	William F. Andrews	John E. Stokely

      The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The audit committee of the board of directors of the company has selected KPMG LLP to serve as the independent registered public accounting firm for the current fiscal year. Such firm has served as the company’s independent registered public accounting firm since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Billed to the Company by KPMG LLP During 2004 and 2003

      On behalf of the company, the audit committee retained KPMG LLP to audit the company’s consolidated financial statements and its internal control over financial reporting for 2004 and to attest to management’s report on internal control over financial reporting. In addition, the audit committee retained KPMG LLP to provide certain other auditing and advisory services.

      Audit Fees. Audit fees include fees paid by the company to KPMG LLP in connection with its annual audit of the company’s consolidated financial statements and internal control over financial reporting, review of the company’s interim financial statements and attestation of management’s report on internal control over financial reporting. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by the company’s independent registered public accounting firm. Such services include comfort letters and consents related to registration statements filed with the Securities and Exchange Commission and other capital-raising activities. The aggregate fees billed to the company by KPMG LLP for audit services rendered to the company and its subsidiaries for the years ended December 26, 2004 and December 28, 2003 were $730,000 and $458,000, respectively.

      Audit Related Fees. Audit related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, internal control reviews, employee benefit plan audits and certain attest services. The aggregate fees billed to the company by KPMG LLP for audit related services rendered to the company and its subsidiaries for the years ended December 26, 2004 and December 28, 2003 were $10,000 and $280,984, respectively.

      Tax Fees. Tax fees include corporate tax compliance and counsel and advisory services. The aggregate fees billed to the company by KPMG LLP for the tax related services rendered to the company and its subsidiaries for the years ended December 26, 2004 and December 28, 2003 were $99,640 and $152,560, respectively.

      All Other Fees. For the year ended December 28, 2003, the company was billed $351,675 by KPMG LLP for services other than the services described above in connection with business integration associated with the acquisition of the Ninety Nine Restaurant and Pub concept. KPMG LLP did not bill any other fees to the company for the fiscal year ended December 26, 2004.

      The audit committee considered these fees and concluded that the performance of these services was consistent with KPMG LLP’s independence.

      The audit committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the company. The policy requires that all services that KPMG LLP, the company’s independent registered public accounting firm, may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by KPMG LLP during the year ended December 26, 2004.

PROPOSALS OF SHAREHOLDERS

      Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to Lawrence E. Hyatt, Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 15, 2005. Proposals should be sent to the company by certified mail, return receipt requested.

      In addition, the company’s bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the secretary of the company no later than December 15, 2005 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 15, 2005, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

PROXY SOLICITATION COSTS

      The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company’s regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

DELIVERY OF SHAREHOLDER DOCUMENTS

      The rules of the Securities and Exchange Commission allow the company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the company believes the shareholders are members of the same family, unless the company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the company’s expenses. The rules apply to the company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.

      If your shares are registered in your own name and you would like to receive your own set of the company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the company’s annual disclosure documents, please contact the company’s corporate secretary by calling 615-256-8500 or writing to the company at O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The company will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.

      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004 may be obtained, without charge, by any shareholder to whom this proxy statement is sent, upon written request to Lawrence E. Hyatt, Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

Appendix A

O’CHARLEY’S INC.

Audit Committee Charter

GENERAL

      The Audit Committee (the “Committee”) of the Board of Directors of O’Charley’s Inc. (the “Company”) shall consist of at least three directors. Members of the Committee shall not receive any compensation from the Company except for their board or committee service, and shall also satisfy the requirements for independence established from time to time by the Nasdaq Stock Market and the Securities and Exchange Commission. As determined by the Board of Directors, the members of the Committee will be financially literate with at least one having accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. Company management and internal and external independent auditors may attend each meeting or portions thereof as required by the Committee. Outside counsel and other consultants and/or advisors may attend meetings at the invitation of the Committee. The Committee shall be authorized, if it determines such action to be appropriate, to utilize the services of the Company’s regular counsel and to retain at the Company’s expense, independent counsel, accountants or other consultants and/or advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee will have a minimum of four meetings each year (typically once a quarter) and will have special meetings if and when required.

RESPONSIBILITIES

      The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee’s role is one of oversight; whereas the Company’s management is responsible for the adequacy of the Company’s systems of internal accounting controls and procedures and for preparing the Company’s financial statements. The independent auditors are responsible for auditing those financial statements. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work. The following functions shall be the key responsibilities of the Committee in carrying out its oversight function.

      1. Ensure that the affairs and practices of the Company and its subsidiaries are subject to proper, effective and continuing independent audits and control procedures.

      2. Appoint, compensate, retain and oversee the work of the independent auditors and any registered public accounting firm engaged to perform audit, review or attest services. The Committee will also:

•	Ensure that the annual audit will be prepared in accordance with standards of the Public Company Accounting Oversight Board and that the Company’s financial statements are prepared in accordance with generally accepted accounting principles. The audit will include an appropriate evaluation of the Company’s internal control over financial reporting, and the issuance of a report regarding such internal control over financial reporting.

•	Review and discuss with management and the independent auditors the annual audited and quarterly unaudited financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

•	Receive timely reports from the independent auditor concerning the Company’s critical accounting policies and practices, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of alternative disclosures and treatments and the treatment preferred by the independent auditor, and all other material written communications between the independent auditor and the Company’s management, and resolve any disagreements between management and the independent auditor.

•	Review and discuss annually with the independent auditors the matters required to be discussed by SAS No. 61 and No. 90, as amended or supplemented, and following such review, reach a determination to recommend to the full Board that such audited financial statements be included in the annual report filed with the Securities and Exchange Commission.

•	Approve in advance the retention of the independent auditor for all auditing services and permitted non-audit services (including the fees and terms thereof), subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Committee prior to the completion of the audit. Committee pre-approval will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular services, the Committee is informed of the services provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Securities Exchange Act of 1934 to the Company’s management. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decision to pre-approve shall be presented to the full Committee at its next scheduled meeting.

•	Confirm the independence of the independent auditors and obtain a written statement delineating all relationships between the independent auditors and the Company, including all non-audit services and fees. The Committee will also discuss with the independent auditors any relationship or service that would impact the auditors’ objectivity and independence and will recommend that the Board take appropriate action in response to the auditor’s statement to ensure the independence of the independent auditors.

      3. Determine whether to retain a third party accounting firm (which shall not be the independent auditor) to provide all or a portion of the internal audit function. Annually evaluate and approve the internal audit plan and the selection and terms and conditions, including fees, of any third party accounting firm engaged to provide all or a portion of the internal audit function. The Committee will determine that the internal audit staff has:

•	Examined and evaluated the effectiveness of the system of internal control over financial reporting and the quality of performance in carrying out assigned responsibilities in the organization.

•	Reviewed the reliability and integrity of financial and operating information used and reported.

•	Examined compliance with applicable regulations, laws and policies and the internal systems in place to assure ongoing compliance and report violations or internal system deficiencies and recommended improvements.

      4. Ensure that the internal and external audit staffs have appropriate and direct access to the Committee and periodically meet with the Committee in private session as appropriate.

      5. Establish policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

      6. Inquire of Company management and independent auditors regarding the appropriateness and quality of accounting principles followed by the Company, changes in accounting principles and their impact on the financial statements and the effect of regulatory and accounting initiatives, as well as any off-balance sheet items on the Company’s financial statements.

      7. Receive reports from the principal executive and financial officers of the Company regarding (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and (iii) whether there were significant changes in the Company’s internal control over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

      8. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      9. Review quarterly, prior to the filing of the Company’s Form 10-Q or Form 10-K with the Securities and Exchange Commission, a report from the Company’s Chief Executive Officer and Chief Financial Officer concerning their certifications filed with such reports.

      10. Discuss with management the Company’s earnings press releases as well as earnings guidance provided by the Company.

      11. Review and approve in advance all related party transactions to the extent required under NASDAQ Stock Market qualification standards.

      12. Receive reports from management as to any violations of, changes to or waivers granted under the Company’s code of conduct with respect to the Company’s employees at the level of director and above.

      13. Receive regular reports on management’s progress in addressing any problems or issues identified in all audit reports.

      14. Review any recommendations or findings of the Board of Directors or any other Board Committees with a heightened sense of awareness to those matters that have an impact on the financial statements and the internal control over financial reporting of the Company.

      15. Review all significant litigation involving the Company and any of its subsidiaries with the Company’s legal counsel.

      16. Prepare a report for inclusion in the Company’s proxy statement disclosing that the Committee has reviewed and discussed the audited financial statements with management and discussed certain other matters with the independent auditors. Based upon these discussions, state in the report whether the Committee recommended to the Board that the audited financial statements be included in the Company’s annual report.

      17. Review and assess the adequacy of the Committee’s charter annually. If any revisions therein are deemed necessary or appropriate, submit the same to the Board for its consideration and approval.

Appendix B

AMENDMENT TO CHUX OWNERSHIP PLAN

      Section 6.1 of the CHUX Ownership Plan is hereby amended, effective May 12, 2005, as follows:

1.	By deleting the first and second sentences in their entirety and substituting therefore the following:

        “O’Charley’s shall reserve one million three hundred fifty thousand (1,350,000) shares of Stock for issuance upon exercise of the options granted under this Plan.”

B-1

O’CHARLEY’S INC.

    This Proxy is solicited on behalf of the Board of Directors of O’Charley’s Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 12, 2005.

    The undersigned hereby appoints Gregory L. Burns, Lawrence E. Hyatt, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on March 15, 2005, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 12, 2005, at the Company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.

1.	To elect the following nominees as Class III directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified.

    Richard Reiss, Jr., G. Nicholas Spiva, Shirley A. Zeitlin and Dale W. Polley

☐	FOR all nominees listed above (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	For approval of the proposal to approve the amendment to the CHUX Ownership Plan.

☐	FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY (ABSTAIN)

3.	In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PARAGRAPH 1 AND FOR THE APPROVAL OF THE AMENDMENT TO THE CHUX OWNERSHIP PLAN REFERRED TO IN PARAGRAPH 2.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Date: --------------------------------- , 2005 Signature Signature
(When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If shareholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner should sign.)
PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.